                                                            Exhibit 2.2

                   HOLLINGER INTERNATIONAL INC., SOUTHAM INC.,
             HOLLINGER CANADIAN NEWSPAPERS, LIMITED PARTNERSHIP AND
                            HCN PUBLICATIONS COMPANY




                                      -AND-




                    CANWEST GLOBAL COMMUNICATIONS CORPORATION




--------------------------------------------------------------------------------



                            AMENDING AGREEMENT TO THE
                              TRANSACTION AGREEMENT

                                November 15, 2000


--------------------------------------------------------------------------------



                          Osler, Hoskin & Harcourt LLP







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THIS AMENDING AGREEMENT TO THE TRANSACTION AGREEMENT ("Amending Agreement") is
made November 15, 2000

BETWEEN:

               HOLLINGER INTERNATIONAL INC., a corporation governed by the laws of Delaware, ("Hollinger")

                                     - and -

               SOUTHAM INC., a corporation governed by the laws of Nova Scotia, ("Southam")

                                     - and -

               HOLLINGER CANADIAN NEWSPAPERS, LIMITED PARTNERSHIP, a limited partnership governed by the laws of the Province of Ontario, ("Newspapers Partnership")

                                     - and -

               HCN PUBLICATIONS COMPANY, a corporation governed by the laws of Nova Scotia, ("HCN Publications")

                                     - and -

               CANWEST GLOBAL COMMUNICATIONS CORPORATION, a corporation governed by the laws of Canada, ("CanWest")

RECITALS:

A. Hollinger, Southam, Newspapers Partnership, HCN Publications and CanWest entered into a Transaction Agreement made July 30, 2000 (the "Transaction Agreement"); and

B. Hollinger, Southam, Newspapers Partnership, HCN Publications and CanWest wish to make certain amendments to the Transaction Agreement (the Transaction Agreement as amended hereby is hereinafter referred to as the "Agreement").

         THEREFORE the parties agree as follows:

1.       DEFINITIONS

All terms used herein and not otherwise defined shall have the meanings ascribed to them in the Transaction Agreement.


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                                      -4-


2.       AMENDMENTS

         (a) Canada.com Company -- The definition of "Canada.com Company" in Section 1.1 of the Transaction Agreement is amended by deleting the definition and substituting the following:

                  "means, collectively, the two newly incorporated indirect subsidiaries of Hollinger to which the Canada.com Assets and Assumed Canada.com Liabilities are transferred pursuant to the Reorganization in accordance with a transfer agreement;"

         (b) Canada.com Company Holdco -- The definition of "Canada.com Company Holdco" in Section 1.1 of the Transaction Agreement is amended by deleting the definition and substituting the following:

                  "means, collectively, the two newly incorporated indirect subsidiaries of Hollinger which, on and after the Reorganization Date, will collectively own all of the issued and outstanding shares in the capital of Canada.com Company;"

         (c)      Closing Date -- The definition of "Closing Date" in Section
                  1.1 of the Transaction Agreement is amended by deleting the definition and substituting the following:

                  "means the fifteenth (15 th) day of November, 2000."

         (d) Excluded Employees -- The definition of "Excluded Employees" in Section 1.1 of the Transaction Agreement is amended by adding at the end of the definition the words "and (f) all persons employed by the Vendors or their subsidiaries principally in connection with the Excluded Businesses;"

         (e) HCN Publications Employees -- Section 1.1 of the Transaction Agreement is amended by adding the following definition of "HCN Publications Employees":

                  "means the Employees of HCN Publications other than the Excluded Employees;"

                  The definitions of "Accrued Liabilities" and "Transferred Employees" in Section 1.1 of the Transaction Agreement are amended by inserting the words ", HCN Publications Employees" after the words "Southam Employees" wherever they appear. The definition of "Newspapers Partnership Employees" is amended by inserting the words "(excluding, for this purpose, HCN Publications)" after the word "subsidiaries". Sections 2.7, 7.1(l), 9.8(c) and 9.8(d) are amended by inserting the words "and HCN Publications Employees" after the words "Southam Employees" wherever they appear. Section 7.1(r) is amended by deleting the words ", HCN Publications". Section 9.8 (a) is amended by deleting the words "HCN Publications".

         (f) Reorganization Date -- The definition of "Reorganization Date" in Section 1.1 of the Transaction Agreement is amended by deleting the definition and substituting the following:

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                                       -5-


                  "means, in respect of Southam, the date on which step III of the Reorganization is completed and in respect of Newspapers Partnership and HCN Publications, the date on which steps VII and XI of the Reorganization are completed, and "Reorganization Dates" means, collectively, both of those dates;"

         (g) Schedule 3.2(e) -- Schedule 3.2(e) is amended to provide that the interest rate on the Subordinated Debentures will be 12.125% provided that, effective on the date upon which any of the Subordinated Debentures are sold to any Person other than an Affiliate of Hollinger, the interest rate shall become the lesser of (i) the current market rate for instruments of like nature issued at par by issuers with similar credit ratings as that of the issuer of the Subordinated Debentures and (ii) 13%.

         (h)      Effective Date Financial Statements and Working Capital --
                  Schedule 3.7 of the Transaction Agreement is amended by deleting the existing item #6 and substituting the following:

                  "For purposes of determining the Working Capital Adjustment, the Vendors' Auditor shall ensure a complete and accurate transaction cut-off at the Effective Date and shall assume a materiality level of $500,000 in the aggregate provided that all audit differences in excess of $100,000 in the aggregate are included in the calculation of the Working Capital Adjustment."

         (i) The Parties acknowledge that pursuant to the Reorganization certain of the Purchased assets were transferred to CanWest-Montreal R.P. Holdings ULC, CanWest-Windsor R.P. Holdings ULC and CanWest-St. Catharines R.P. Holdings ULC and that all of the shares in the capital of such companies will be owned on the Closing Date by one of the Vendors. Accordingly, the terms "Purchased Shares" and "NewsMediaCo Shares", wherever they appear in the Transaction Agreement, shall include all of the shares of each of CanWest-Montreal R.P. Holdings ULC, CanWest-Windsor R.P. Holdings ULC and CanWest-St. Catharines R.P. Holdings ULC, mutatis mutandis.

         (j) Capitalization -- Section 4.6(a) of the Transaction Agreement is amended by deleting the phrase "National Post Company General Partner Inc.,".

         (k) Southam News -- The Vendors acknowledge notice from CanWest pursuant to section 9.35 of the Transaction Agreement that Central Services Company will acquire the assets relating to the Southam News division and offer employment to the employees employed by the Southam News division with the consequential amendments to the definitions of Excluded Businesses, Excluded Employees, Purchased Assets and Purchased Businesses.

         (l)      Purchase Price Adjustment -- The parties agree that:

                  (i) the Southam Magazine & Information Group, the Sarnia Observer Group and the Chatham Daily News Group (collectively, the "Adjustment Assets") are to be excluded from the Purchased Assets and will continue to be owned by the Vendors. All applicable Schedules including Schedules 1.1(c), 1.1(d), 1.1(e), 3.6(b), 3.6(c), 4.26, 4.27 and 4.30 have been or shall be amended to reflect such
                  change and are included in Appendix A appended hereto. The Purchase Price payable pursuant to Section 3.1 is reduced by $194,540,000; the Purchase Price payable pursuant to Section 3.1(a) is reduced by $194,540,000; the amount payable pursuant to Section 3.2(d), before giving effect to the amendments described in clause (ii) below, is reduced by $194,540,000; the references in Section 3.6(b) to $398,276,000 are reduced by $19,454,000 to $378,822,000;

                  (ii) the amount payable pursuant to Section 3.2(d), after giving effect to the amendments described in clause (i) above, is decreased by $100,000,000 and the amount payable pursuant to Section 3.2(e) is increased by $100,000,000;

                  (iii) the references to 76% and 24% in Sections 3.8, 3.10 and
                  3.11 are amended to refer to 70 % and 30 %, respectively;

                  (iv) the "Real Estate News (Weekly, Free)", the lease for the premises at 3355 Grandview Avenue, Vancouver, B.C. and the Kodiak Press located at such premises (collectively, the "Restricted Assets") are to be excluded from the Purchased Assets and will continue to be owned by the Vendors subject to a right of first refusal in favour of The Madison Group expiring on November 6, 2002 ("Existing Right of First Refusal"). All applicable Schedules including Schedules 1.1(c), 1.1(d), 1.1(e), 4.27 and 4.30 have been amended to reflect such change and are appended hereto and included in Appendix A. The Purchase Price payable pursuant to Section 3.1, after giving effect to the amendments described in clause
                  (i) above, is further reduced by $21,970,000; the Purchase Price payable pursuant to Section 3.1(a), after giving effect to the amendments described in clause (i) above, is further reduced by $21,970,000; the amount payable pursuant to Section 3.2(d), after giving effect to the amendments described in clauses (i) and (ii) above, is further reduced by $15,379,000; the principal amount of Subordinated Debentures deliverable pursuant to Section 3.2(e), after giving effect to the amendments described in clause (ii) above, is reduced by $6,591,000; the references in section 3.6(b) to $398,276,000, as amended pursuant to clause (i) above to $378,822,000, is further reduced by $2,197,000 to $376,625,000;

                  (v) the Vendors shall not sell, transfer or assign or permit the assignment of the Restricted Assets to any other party (other than to an Affiliate or pursuant to an exercise of the Existing Right of First Refusal) unless it has first provided CanWest with a written offer to sell the Restricted Assets to CanWest in accordance with the Procedures for Right of First Refusal, as defined in section 2(m) below. The Vendors agree that, so long as they have control over the Restricted Assets, they will not make any fundamental change in the nature thereof;

                  (vi) as a result of the amendments in clauses (i), (ii) and
                  (iv) above, the Purchase Price payable pursuant to Section 3.1 is $3,621,250,000; the Purchase Price payable pursuant to
                  Section 3.1(a) is $3,411,250,000; the amount payable pursuant to Section 3.2(d) is $2,020,664,000; the amount payable pursuant to Section 3.2(e) is $868,961,000; and the references in Section 3.6(b) to $398,276,000 are reduced to $376,625,000;
                  and

                  (vii) following execution and delivery of this Amending Agreement, the Vendors shall notify the holder of the shares of Fundata not owned by the Vendors (the "Fundata Shares") that the Vendors no longer intend to sell their shares of Fundata to CanWest. If, however, CanWest subsequently acquires the Fundata Shares as a result of the exercise by the holder of the Fundata Shares of its right of first refusal, then CanWest shall offer to sell the Fundata Shares to the Vendors at the price at which CanWest pays to acquire such Fundata Shares. If the Vendors do not accept such offer within 10 Business Days of the offer, or if the sale to the Vendors is not completed within 15 Business Days of the date of the offer, the Vendors shall transfer the shares of Fundata owned by the Vendors to or at the direction of CanWest on the twentieth Business Day following the date of the CanWest offer for no consideration and, in that event, the definition of "Print News Media Business EBITDA" shall be amended by adding the following sentence at the end thereof:

                   "Print News Media Business EBITDA shall include 35% (being
                  50% of 70%) of the earnings of Fundata for the 12 month period ending December 31, 2000 calculated without duplication before the items noted above to the extent applicable."

         (m) Procedures for Right of First Refusal -- The parties agree that the procedures set forth in Schedule 2(m) to this Amending Agreement shall be the agreed procedures (the "Procedures for Right of First Refusal") for the purpose of
                  Section 9.21 of the Transaction Agreement and 2(l) of this Amending Agreement.

         (n) Reorganization -- Schedule 2.1-1 to the Transaction Agreement is amended by deleting the schedule in its entirety and replacing it with Schedule 2.1-1 to this Amending Agreement, provided that the Parties agree that:

                  (i) the steps of the Reorganization will be revised by the Vendors to accommodate the removal of the Adjustment Assets and the Restricted Assets on a basis which does not adversely affect the tax position of CanWest or the Purchased Businesses from the tax position contemplated by the attached revised
                  Schedule 2.1-1;


                  (ii) the consideration for the transfer by the Vendors to NewsMedia Holdco, Canada.com Company Holdco and Central Services Company Holdco of the shares of NewsMediaCo, Canada.com Company and Central Services Company, respectively, shall be in the form of shares and indebtedness of NewsMedia Holdco, Canada.com Company Holdco and Central Services Company Holdco, respectively, as CanWest shall direct; and


                  (iii) the Vendors, NewsMedia Holdco, Canada.com Company Holdco, Central Services Company Holdco, NewsMediaCo, Canada.com Company and Central Services Company will execute all required general conveyances, assignments, assumptions and deeds of transfer with respect to the transfers and assumptions contemplated by the Reorganization and will use reasonable commercial efforts to (i) effect all required registrations, including in respect of real property, business names, URLs and copyrights, (ii) and to obtain all required Third Party Consents, in each case prior to Closing.


         (o) Payment of Purchase Price -- Schedule 2.4(b) to the Transaction Agreement is amended by deleting the schedule in its entirety and replacing it with Schedule 2.4(b) to this Amending Agreement.

         (p) Section 3.1 -- Section 3.1 of the Transaction Agreement is amended by adding the words ", the Non-Competition Agreements" after the words "Purchased Debt" in the first line of Section 3.1.

         (q) Section 4.39 -- Section 4.39 is amended by adding the following paragraph (d):

                  "(d) The HCN Reorganization (as defined in Schedule 2.1-1) will not, directly or indirectly, result in any liability of NewsMediaCo for Taxes."

         (r) Section 7.1(f) -- Section 7.1(f) is amended by deleting clauses (iv) and (v) and substituting the following new clause (iv):

                  "(iv) Purchase Certificates from the Workplace Safety and Insurance Board (Ontario) in respect of the Southam Employees, Clearance Certificates from the Workplace Safety and Insurance Board (Ontario) in respect of all other Transferred Employees, and certificates in the other provinces of Canada equivalent to such certificates shall have been obtained, in each case, at or before the Closing Time."

         (s) Section 7.1(e) -- CanWest agrees that receipt of the consents and approvals listed in Schedule 2(s) shall not be a condition precedent under Section 7.1 of the Transaction Agreement provided that the lenders providing credit facilities to CanWest agree at or prior to the Closing Time that the receipt of such consents and approvals shall not be a condition precedent to the provision of such credit facilities or funding thereunder.

         (t) Section 9.2(b) -- The Vendors acknowledge that they have not yet caused National Post Company to make offers of employment to the Southam Employees identified on Schedule 9.2(b), a copy of which is attached, or to assume the other costs totalling at least $3 million identified on Schedule 9.2(b), as contemplated by Section 9.2(b) of the Transaction Agreement and, accordingly, the Vendors shall reimburse CanWest for the pro rata portion of these costs incurred by the Print News Media Business during the period between the Effective Date and the effective date of assumption of these costs by National Post Company, which effective date shall be on or before the Closing Date. At Closing, the Vendors shall deliver evidence satisfactory to CanWest of the offers of employment and the assumption of these costs by National Post Company.

         (u)      Sections 9.8 and 9.11 -- Subsections 9.8(c) and 9.8(d) and
                  section 9.11 of the Transaction Agreement are amended by replacing the words "the Closing Date" wherever they appear with "the Reorganization Date applicable to those Transferred Employees".

         (v) Section 9.8 -- Section 9.8 of the Transaction Agreement is amended by adding subsection (i) as follows:

                  "(i) The Vendors acknowledge that Southam Employees have been contributing less than the amount of their required contributions to their respective Pension Plans from and after October 11, 2000. The Vendors shall pay to CanWest or the applicable Pension Plan designated by CanWest (through, at the Vendors' discretion, either a cash payment or by increasing the value of assets to be transferred from the applicable Vendors' Pension Plan) an amount equal to the difference between the Southam Employees' required contributions to the Pension Plan of which they are a member from and after October 11, 2000 until December 31, 2000 and member contributions actually remitted to such Pension Plans on their behalf during that period."

         (w) Section 9.10 -- Section 9.10 is amended by deleting the existing section and substituting the following:

                  The Vendors and CanWest agree that NewsMediaCo, Central Services Company and Canada.com Company shall pay directly to the appropriate taxing authorities all sales and transfer taxes, registration charges and transfer fees other than the goods and services tax/harmonized sales tax imposed under Part IX of the Excise Tax Act (Canada) and the Quebec sales tax imposed under An Act respecting the Quebec sales tax payable by it, applicable in respect of the Reorganization in accordance with the terms of the Transfer Agreement, all of which shall be for the account of CanWest, except that any goods and services tax/harmonized sales tax or any Quebec sales tax payable by any of NewsMediaCo, Central Services Company or Canada.com Company as a result of or in connection with, directly or indirectly, (i) the failure of such NewsMediaCo, Central Services Company or Canada.com Company to be registered for goods and services tax/harmonized sales tax purposes or Quebec sales tax purposes, as applicable, at the time such company acquired any Purchased Assets as part of the Reorganization, or (ii) the failure to properly execute and, where required, file on a timely basis, the appropriate forms for any relevant goods and services tax/harmonized sales tax election or Quebec sales tax election to be executed and/or filed, as the case may be, in connection with the Reorganization, shall be for the account of the Vendors. Upon request of a Vendor, CanWest shall provide to that Vendor all documentation evidencing the self-assessment by NewsMediaCo, Central Services Company and Canada.com Company of all such sales and transfer taxes applicable to the Purchased Businesses transferred by that Vendor (including calculations relating to those Taxes), as well as copies of all documentation filed with applicable Governmental Authorities in conjunction with (or in substitution for) the remittance of those Taxes".

         (x) Section 9.12 of the Transaction Agreement is amended by deleting the first two sentences of that section and substituting the following:

                  "In the event that the Closing shall be completed as contemplated by this Agreement, then (a) the amount of all cash flow after provision for the payment of Taxes by each Vendor in respect of the taxable income associated with such cash flow generated or used in the Purchased Businesses from the Effective Date to the Reorganization Date applicable to each Vendor shall be for the account of CanWest, and (b) the amount of all cash flow generated or used in the Purchased Businesses from the applicable Reorganization Date to the Closing Date (without regard for the provision of Taxes) shall be for the account of CanWest."

         (y) Section 9.30 -- The Parties agree that the Transitional Services Agreement attached as Schedule 2(y)-1 and the Services Agreement attached as Schedule 2(y)-2 are the forms of agreements contemplated by Section 9.30 of the Transaction Agreement and the execution and delivery of such agreements substantially in the form of Schedules 2(y)-1 and 2(y)-2 shall be a condition precedent to Closing under Sections 7.1 and 8.1 of the Transaction Agreement.

         (z) Section 9.31 -- Section 9.31 of the Transaction Agreement is amended by deleting the word "limited" in the second and third lines of section 9.31.

         (aa) Section 85(1)(e.1) Election -- Article 9 of the Transaction Agreement is amended by adding Section 9.38 as follows:

                  "9.38    SECTION 85(1)(E.1) ELECTION

                  Each of the Vendors covenants and agrees to designate under paragraph 85(1)(e.1) of the Income Tax Act (Canada) and any equivalent provision of the income tax laws of the provinces, before the prescribed time and in the manner determined by CanWest, the order in which such Purchased Assets will be considered to have been disposed of by the Vendor for purposes of subsections 85(1)(d) and (e) and any equivalent provision of the income tax laws of the provinces, provided that:

                  (i) The Vendors determine, acting reasonably, that such determination will not have an adverse effect on the Vendors; and

                  (ii) CanWest notifies the Vendors of such determination in writing within 150 days after the Closing Date to enable the Vendors to review and comment upon such determination."

         (bb) Section 10.1 -- Section 10.1 of the Transaction Agreement is amended by adding at the end of subsection 10.1(c) the words "or a breach of the representation and warranty in Section 4.30(e)".

         (cc) Section 10.2 -- Section 10.2 of the Transaction Agreement is amended by adding to the end of the second sentence of Section
                  10.2 the words "or incurred by any of them as a result of, pursuant to or in connection with the Reorganization other than any liability in respect of (i) goods and services tax/harmonized sales tax imposed under Part IX of the Excise Tax Act (Canada) or Quebec sales tax in respect of the Reorganization or (ii) any other Taxes which are for the account of CanWest pursuant to Section 9.10".

         (dd) Indemnity -- Article 10 of the Transaction Agreement is amended by adding Section 10.8 as follows:

                  "10.8    GST INDEMNITY

                  CanWest covenants and agrees with Hollinger to indemnify and save harmless on an after-tax basis, Hollinger, its Affiliates and their respective directors, officers, shareholders, employees, agents and representatives from and against all Claims which may be made or brought against any such person or which they may suffer or incur, directly or indirectly as a result of or in connection with any liability (i) in respect of goods and services tax/harmonized sales tax imposed under
                  Part IX of the Excise Tax Act (Canada) or Quebec sales tax imposed under An Act respecting the Quebec sales tax in respect of the Reorganization upon NewsMediaCo, Central Services Company or Canada.com Company or (ii) arising from the failure by NewsMediaCo, Central Services Company or Canada.com Company to properly remit to applicable Governmental Authorities any Taxes for which they are responsible pursuant to Section 9.10. Notwithstanding the foregoing, the Vendors covenant and agree with CanWest to indemnify and save harmless on an after-tax basis, CanWest, its Affiliates (including for greater certainty, NewsMediaCo, Central Services Company and Canada.com Company) and their respective directors, officers, shareholders, employees, agents and representatives from and against all Claims which may be made or brought against any such person or which they may suffer or incur, directly or indirectly as a result of or in connection with (i) the failure of NewsMediaCo, Central Services Company or Canada.com Company to be registered for goods and services tax/harmonized sales tax purposes or Quebec sales tax purposes, as applicable, at the time such company acquired Purchased Assets as part of the Reorganization and
                  (ii) the failure to properly execute and, where required, file on a timely basis, the appropriate forms for any relevant goods and services tax/harmonized sales tax election or Quebec sales tax election to be executed and/or filed, as the case may be, in connection with the Reorganization. The foregoing obligations of indemnification in respect of such claims shall be subject to the requirement that the indemnifying party shall, in respect of any Claim made by any third person, be afforded an opportunity at its sole expense to resist, defend and compromise such Claim provided the indemnifying party acknowledges in writing its obligation to indemnify in accordance with the terms of this Agreement."

         (ee) Schedules -- The form of schedules attached to the Transaction Agreement as replaced or amended by the schedules delivered to counsel for CanWest on or prior to the date hereof and appended hereto as Appendix A are the final form of schedules to the Agreement.

         (ff) Actuarial Methods and Assumptions -- The actuarial methods and assumptions to be used for purposes of the Pension and Benefits Plan Agreement are those set forth in Schedule 2(ff)-1 hereto. The actuarial methods and assumptions to be used for purposes of the calculation of accrued liabilities as of the Effective Date relating to a SERA and post-employment and post-retirement benefits relating to Transferred Employees which were to be determined in accordance with Schedule 1.1(a) to the Transaction Agreement are those set forth in Schedule 2(ff)-2 hereto, except that the actuarial methods and assumptions to be used for purposes of the calculation of the accrued liabilities as of the Effective Date of the post-employment and post-retirement benefits identified in
                  Schedule 2(ff)-3 (including whether the benefits should be included for the purposes of determining the value of the accrued liabilities) have not been agreed upon and, if agreement on any actuarial assumption in relation to any benefit identified in Schedule 2(ff)-3 (including whether such benefits should be included for the purposes of determining the value of the accrued liabilities) is not reached within 10 days of Closing, or such longer period as the Parties may agree, any such matter upon which agreement has not been reached shall be determined by binding arbitration in accordance with the Arbitration Procedures, provided that for the purpose of this arbitration only, "Approved Arbitrator" shall mean a qualified actuary or chartered accountant.

         (gg) Section 4.5 -- Section 4.5 of the Transaction Agreement is amended as follows:

                  (i) the words ", the Purchased Debt and the Purchased National Post Company Interest" in the first sentence are deleted and the words "and the Purchased Debt" are substituted therefor;

                  (ii) the following new sentence is added as a second sentence:
                  "At the Closing Time, 3048510 Nova Scotia Company, a wholly-owned subsidiary of Southam, will be the sole registered and beneficial owner of the Purchased National Post Company Interest free and clear of all Encumbrances except as created pursuant to this Agreement."; and

                  (iii) the words ",3048510 Nova Scotia Company" shall be inserted after the words "Newspapers Partnership" in the third sentence.

3.       FULL FORCE AND EFFECT

The Parties confirm that, save and except as amended pursuant to this Amending Agreement, the Transaction Agreement remains in full force and effect, unamended, as of the date hereof.

4.       COUNTERPARTS

This Amending Agreement may be executed by the Parties in separate counterparts, including by way of facsimile, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

IN WITNESS OF WHICH the Parties have duly executed this Amending Agreement.


                             HOLLINGER INTERNATIONAL INC.

                             By:  "P.Y. ATKINSON"
                                  ----------------------------------------------
                                  Name:
                                  Title:

                             By:  "FRED CREASEY"
                                  ----------------------------------------------
                                  Name:
                                  Title:


                             SOUTHAM INC.

                             By:  "P.Y. ATKINSON"
                                  ----------------------------------------------
                                  Name:
                                  Title:

                             By:
                                  ----------------------------------------------
                                  Name:
                                  Title:


                             HOLLINGER CANADIAN NEWSPAPERS,
                             LIMITED PARTNERSHIP
                             BY ITS GENERAL PARTNER, HOLLINGER
                             CANADIAN NEWSPAPERS G.P.


                             By:  "J. BLAIR MACKENZIE"
                                  ----------------------------------------------
                                  Name:
                                  Title:

                             By:
                                  ----------------------------------------------
                                  Name:
                                  Title:

                             HCN PUBLICATIONS COMPANY


                             By:  "J. BLAIR MACKENZIE"
                                  ----------------------------------------------
                                  Name:
                                  Title:

                             By:
                                  ----------------------------------------------
                                  Name:
                                  Title:



                             CANWEST GLOBAL COMMUNICATIONS CORPORATION


                             By:  "LEONARD ASPER"
                                  ----------------------------------------------
                                  Name:
                                  Title:

                             By:  "PAMELA HARROD"
                                  ----------------------------------------------
                                  Name:
                                  Title: